EXHIBIT 99

MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562
NASDAQ: MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:
Jill York - Vice President and Chief Financial Officer
E-Mail: jyork@mbfinancial.com

FOR IMMEDIATE RELEASE

    MB FINANCIAL, INC. REPORTS FOURTH QUARTER AND ANNUAL RESULTS FOR 2005

CHICAGO, January 24, 2006 - MB Financial, Inc. (NASDAQ: MBFI) (the Company), the holding company for MB Financial Bank, N.A. and Union Bank, N.A., announced today fourth quarter and annual results for 2005. The Company had net income of $14.2 million for the fourth quarter of 2005 compared to $17.6 million for the fourth quarter of 2004, a decrease of 19.7%. Fully diluted earnings per share for the fourth quarter of 2005 decreased 18.3% to $0.49 compared to $0.60 per share in the fourth quarter of 2004. The Company had net income of $66.4 million for the year ended December 31, 2005 compared to $64.4 million for the year ended December 31, 2004, an increase of 3.0%. Fully diluted earnings per share for the year ended December 31, 2005 increased 1.8% to $2.29 compared to $2.25 per share in 2004.

Mitchell Feiger, President and Chief Executive Officer of MB Financial, Inc. said, “2005, though a difficult year due to margin compression, marked an exciting milestone for our company - implementation of our enhanced low cost deposit gathering strategy. We are investing in our future. We increased the number of bankers serving our customers, expanded our ATM network, extended our business hours throughout the Chicagoland area, and improved our products.

Additionally, we repositioned our balance sheet during the quarter by selling investment securities as a result of continued pressure on the net interest margin. From a total return perspective we believe our longer-term performance will be enhanced.”

During the fourth quarter of 2005 the Company sold $147 million in investment securities, representing approximately 11% of the Company’s investment portfolio, at a pre-tax loss of $3.7 million. The impact on the Company’s fourth quarter was $0.084 per diluted share. The proceeds generated from the sale were used to acquire higher yielding, shorter duration securities, which will better position the Company’s balance sheet for the current interest rate environment. Excluding the loss on securities sold, net income would have been $16.6 million in the fourth quarter of 2005, and fully diluted earnings per share for the quarter would have been $0.57.

During the fourth quarter of 2004 the Company recognized a $1.4 million pre-tax loss on sale of securities and a $2.8 million pre-tax gain on sale of other assets. The net impact from these transactions on the Company’s fourth quarter of 2004 was $0.03 per fully diluted share. Excluding the loss on securities sold and the gain on assets sold during the fourth quarter of 2004, net income would have been $16.7 million in the fourth quarter and fully diluted earnings per share would have been $0.57.

For the year ended December 31, 2005 the Company recognized $1.5 million in pre-tax losses on sales of securities. The net impact from these transactions on the Company’s annual results was $0.04 per fully diluted share. For the year ended December 31, 2004, the Company recognized $308 thousand in pre-tax losses on sales of securities and $3.1 million in pre-tax gains on sales of other assets. The net impact from these transactions on 2004 was $0.06 per fully diluted share. Excluding the loss on the securities sold in 2004 and 2005 and the gain on assets sold during 2004, fully diluted earnings per share would have increased $0.14 or 6.4%.

See “Selected Financial Ratios” section below for additional statistical data regarding the Company’s 2005 fourth quarter and annual performance.

RESULTS OF OPERATIONS

Fourth Quarter Results

Net income was $14.2 million for the fourth quarter of 2005, compared to $17.6 million for the fourth quarter of 2004. The results for the fourth quarter of 2005 generated an annualized return on average assets of 0.99% and an annualized return on average equity of 11.24%, compared to 1.36% and 14.69%, respectively, for the same period in 2004.

Net interest income was $45.8 million for the three months ended December 31, 2005, an increase of $1.7 million, or 3.82% from $44.1 million for the comparable period in 2004. Net interest income grew primarily due to a $442.2 million, or 9.5%, increase in average interest earning assets resulting from organic growth. The net interest margin, expressed on a fully tax equivalent basis, was 3.67% for the fourth quarter of 2005, 3.71% for the third quarter of 2005 and 3.87% for the fourth quarter of 2004. Five basis points of the decline in the fourth quarter of 2005 compared to the fourth quarter of 2004 was due to lower amortization of loan fees in due to fewer paydowns. The remainder of the decline from the fourth quarter of 2004 and the decline from the third quarter of 2005 is due to the flattening yield curve, tightening credit spreads on loans and a shift in the Company’s funding mix towards higher cost deposits and liabilities.

The provision for loan losses was $1.5 million in the fourth quarter of 2005 compared to $2.3 million in the comparable 2004 period. Net charge-offs were $1.3 million in the quarter ended December 31, 2005 compared to $2.4 million in the quarter ended December 31, 2004. See “Asset Quality” section below for further analysis of the allowance for loan losses.

Other income was $11.6 million for the quarter ended December 31, 2005, a decrease of $4.8 million, or 29.2% compared to $16.4 million for the quarter ended December 31, 2004. Net loss on securities sold increased $2.3 million to $3.7 million compared to $1.4 million for the quarter ended December 31, 2004. The Company sold $147 million in investment securities, which represented approximately 11% of the Company’s investment portfolio. The net proceeds generated from the sale were used to acquire higher yielding, shorter duration securities, which will better position the Company’s balance sheet for the current interest rate environment. There were $20 thousand in net gains (losses) recognized on the sale of other assets for the quarter ended December 31, 2005 compared to $2.8 million in net gains for the quarter ended December 31, 2004. The net gain recognized for the quarter ended December 31, 2004 was comprised of a $4.2 million gain on the sale of two banking facilities and $1.4 million in losses on the retirement of assets. Net lease financing increased by $636 thousand due to higher levels of income realized on lease equipment in which we own a residual interest in the fourth quarter of 2005.

Other expense increased $3.1 million or 9.3% to $35.7 million for the quarter ended December 31, 2005 from $32.6 million for the quarter ended December 31, 2004. Salaries and employee benefits and advertising and marketing expense increased by $1.3 million and $198 thousand, respectively. Approximately $700 thousand of the increase in salaries expense and the increase in advertising and marketing expense was due primarily to the new deposit strategy. The remaining increase in salaries was primarily due to organic growth. Other expenses increased by $939 thousand. Approximately $385 thousand of the increase was due to outsourcing the mailroom. The remaining increase was due to organic growth. Professional and legal expense increased $508 thousand. Computer service expense increased by $398 thousand due to organic growth and continued system upgrades and expansion related to our new MB Financial Center operations in Rosemont, Illinois. Telecommunication expense decreased $125 thousand as the Company began to see lower costs as a result of completing an upgrade of its phone systems.

Income tax expense for the three months ended December 31, 2005 decreased $1.9 million to $6.1 million compared to $8.0 million for the same period in 2004. The effective tax rate was 30.1% and 31.2% for the quarter ended December 31, 2005 and 2004, respectively. The decline in the effective tax rate was due to a higher percentage of pre-tax income coming from tax exempt sources for the three months ended December 31, 2005 compared to the same period in 2004.

Annual Results

Net income was $66.4 million for the year ended December 31, 2005, compared to $64.4 million for the year ended December 31, 2004. Fully diluted earnings per share for the year ended December 31, 2005 increased 1.8% to $2.29 compared to $2.25 per share in 2004. Annual results for 2005 generated a return on average assets of 1.20% and a return on average equity of 13.56%, compared to 1.34% and 14.88%, respectively, for the year ended December 31, 2004.

Net interest income was $181.4 million for the year ended December 31, 2005, an increase of $21.0 million, or 13.1% from $160.4 million for 2004. Net interest income grew primarily due to a $646.9 million, or 14.9% increase in average interest earning assets. Approximately $154 million of the increase in average interest earning assets was due to our acquisition of First Security Federal Savings Bank (First SecurityFed) in the second quarter of 2004, with the remainder resulting from organic growth. The net interest margin, expressed on a fully tax equivalent basis, was 3.74% for the year ended December 31, 2005 and 3.79% for the year ended December 31, 2004. The decline in net interest margin is due primarily to lower amortization of loan fees, the flattening yield curve, tightening credit spreads on loans and a shift in the Company’s funding mix towards higher cost deposits and liabilities.

The provision for loan losses was $8.7 million in the year ended December 31, 2005 compared to $7.8 million in the year ended December 31, 2004. Net charge-offs were $7.9 million in year ended December 31, 2005 compared to $7.2 million in the year ended December 31, 2004. Net charge-offs for 2005 included a $3.8 million charge-off related to one construction loan. See “Asset Quality” section below for further analysis of the allowance for loan losses.

Other income decreased $5.1 million, or 7.8% to $60.2 million for the year ended December 31, 2005 from $65.3 million for the year ended December 31, 2004. There were $20 thousand in net gains recognized on the sale of other assets for the year ended December 31, 2005 compared to $3.1 million in net gains for the year ended December 31, 2004. The net gain recognized for the year ended December 31, 2004 was primarily comprised of a $4.2 million gain on the sale of two banking facilities and $1.4 million in losses on the retirement of assets. Net lease financing declined by $879 thousand due to lower levels of income realized during 2005 on leased equipment in which we own a residual interest. Trust, asset management, and brokerage fees declined by $1.5 million as a result of a $1.8 million decline in brokerage fees, offset by a $385 thousand increase in income from trust and asset management activities. Brokerage fees declined because of lower fixed annuity sales, loss of key clients due to acquisitions and turnover of financial advisors due to the difficult market in 2005. Net losses on sale of investment securities available for sale increased by $1.2 million as net losses of $1.5 million were realized in 2005 compared to net losses of $308 thousand in 2004. Investment security sales are periodically made as part of our ongoing strategy to maintain good long-term investment portfolio returns. Deposit service fees increased $742 thousand, primarily due to increases in NSF and overdraft fees of $691 thousand, while loan service fees increased $546 thousand due to an increase in lending activity and an increase in fees recorded on customer swap arrangements.

Other expense increased by $11.8 million, or 9.4% to $136.9 million for the year ended December 31, 2005 from $125.1 million for the year ended December 31, 2004. Salaries and employee benefits and advertising and marketing expense increased by $5.9 million and $741 thousand, respectively. The increase in salaries was primarily due to organic growth, the acquisition of First SecurityFed, and the new deposit strategy. The increase in advertising was primarily due to the new deposit strategy. Occupancy and equipment expense increased by $2.2 million, primarily due to a $1.6 million increase in depreciation expense, as well as a $1.2 million decline in building rental income, offset by a decline of $552 thousand in property taxes. Depreciation expense increased due to computer and telecommunication equipment purchased in the second half of 2004 and placed in service at MB Financial Center and remodeling at several branches. Rental income declined due to the departure of tenants at the MB Financial Center as a result of our occupancy of the space in the fourth quarter of 2004. Telecommunication expense increased $507 thousand, as the Company incurred additional costs as a result of upgrading its phone systems.

Income tax expense for the year ended December 31, 2005 increased $1.3 million to $29.6 million compared to $28.3 million for the same period in 2004. The effective tax rate was 30.9% and 30.5% for the year ended December 31, 2005 and 2004, respectively.

NET INTEREST MARGIN

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Three Months Ended December 31,						Three Months Ended September 30,
	2005			2004			2005
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

Interest Earning Assets:
Loans (1) (2)	$3,691,319	$65,294	7.02%	$3,263,222	$49,654	6.05%	$3,670,401	$62,125	6.72%
Loans exempt from federal income taxes (3)	2,850	46	6.32	3,099	51	6.44	2,923	48	6.43
Taxable investment securities	1,111,130	11,402	4.10	1,139,610	12,016	4.22	1,119,324	11,563	4.13
Investment securities exempt from federal income taxes (3)	284,623	4,007	5.51	248,870	3,528	5.55	278,281	3,901	5.49
Federal funds sold	6,071	59	3.80	59	-	1.80	2,686	24	3.50
Other interest bearing deposits	11,694	110	3.73	10,647	39	1.46	12,105	98	3.21
Total interest earning assets	5,107,687	80,918	6.29	4,665,507	65,288	5.57	5,085,720	77,759	6.07
Non-interest earning assets	543,672			493,416			527,251
Total assets	$5,651,359			$5,158,923			$5,612,971

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit accounts	$726,663	$2,667	1.46%	$796,878	$1,871	0.93%	$745,373	$2,585	1.38%
Savings deposits	487,060	909	0.74	539,703	844	0.62	503,375	787	0.62
Time deposits	2,297,517	21,096	3.64	1,902,126	12,361	2.59	2,264,255	18,840	3.30
Short-term borrowings	687,101	6,081	3.51	526,360	2,395	1.81	679,256	5,346	3.12
Long-term borrowings and junior subordinated notes	194,021	2,920	5.89	187,219	2,422	5.06	182,393	2,632	5.65
Total interest bearing liabilities	4,392,362	33,673	3.04	3,952,286	19,893	2.00	4,374,652	30,190	2.74
Non-interest bearing deposits	698,297			671,828			682,955
Other non-interest bearing liabilities	60,642			57,067			61,332
Stockholders’ equity	500,058			477,742			494,032
Total liabilities and stockholders’ equity	$5,651,359			$5,158,923			$5,612,971
Net interest income/interest rate spread (4)		$47,245	3.25%		$45,395	3.57%		$47,569	3.33%
Taxable equivalent adjustment		1,418			1,253			1,382
Net interest income, as reported		$45,827			$44,142			$46,187
Net interest margin (5)			3.56%			3.76%			3.60%
Tax equivalent effect			0.11%			0.11%			0.11%
Net interest margin on a fully tax equivalent basis (5)			3.67%			3.87%			3.71%

(1)	Non-accrual loans are included in average loans.
(2)
Interest income includes amortization of deferred loan origination fees of $1.9 million, $2.6 million and $1.7 million for the three months ended December 31, 2005 and 2004, and September 30, 2005, respectively.

(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

Net interest income on a tax equivalent basis increased $1.8 million, or 4.1% to $47.2 million for the three months ended December 31, 2005 from $45.4 million for the three months ended December 31, 2004. Tax-equivalent interest income increased by $15.6 million due to a $442.2 million, or 9.5% increase in average interest earning assets and higher interest rates. The yield on average interest earning assets increased 72 basis points to 6.29% due to the increase in market interest rates. Interest expense increased by $13.8 million as average interest bearing liabilities increased by $440.1 million, while their cost increased to 3.04%, also due to the increase in market interest rates and competitive pricing in the local markets. The increase in average interest earning assets and average interest bearing liabilities was due to continued organic growth.

The net interest margin expressed on a fully tax equivalent basis declined 20 basis points from the fourth quarter of 2004 to the fourth quarter of 2005. Five basis points of the decline were due to lower amortization of loan fees in 2005 due to fewer paydowns. The remainder of the decline was due to the flattening yield curve, tightening credit spreads on loans and a shift in the funding mix towards higher cost deposits and borrowings.

The net interest margin expressed on a fully tax equivalent basis declined 4 basis points from the third quarter of 2005 to the fourth quarter of 2005. The decline was due to the continued competitive pricing on both loans and deposits and a shift in the funding mix towards higher cost deposits and borrowings.

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):
	Year Ended December 31,
	2005			2004
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Interest Earning Assets:
Loans (1) (2)	$3,571,083	$235,965	6.61%	$3,076,077	$178,005	5.79%
Loans exempt from federal income taxes (3)	2,939	190	6.38	3,164	206	6.40
Taxable investment securities	1,132,716	47,305	4.18	1,036,372	43,061	4.15
Investment securities exempt from federal income taxes (3)	275,012	15,479	5.55	220,148	12,563	5.61
Federal funds sold	2,243	84	3.69	5,008	48	0.94
Other interest bearing deposits	13,179	365	2.77	9,463	100	1.06
Total interest earning assets	4,997,172	299,388	5.99	4,350,232	233,983	5.38
Non-interest earning assets	520,965			450,929
Total assets	$5,518,137			$4,801,161

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit accounts	$760,673	$9,853	1.30%	$741,912	$5,835	0.79%
Savings deposits	508,470	3,299	0.65	506,737	2,957	0.58
Time deposits	2,165,721	69,104	3.19	1,801,494	44,582	2.47
Short-term borrowings	680,820	19,982	2.93	472,541	6,754	1.43
Long-term borrowings and junior subordinated notes	179,606	10,280	5.65	169,019	8,986	5.23
Total interest bearing liabilities	4,295,290	112,518	2.62	3,691,703	69,114	1.87
Non-interest bearing deposits	674,353			623,650
Other non-interest bearing liabilities	59,099			52,816
Stockholders’ equity	489,395			432,992
Total liabilities and stockholders’ equity	$5,518,137			$4,801,161
Net interest income/interest rate spread (4)		$186,870	3.37%		$164,869	3.51%
Taxable equivalent adjustment		5,484			4,469
Net interest income, as reported		$181,386			$160,400
Net interest margin (5)			3.63%			3.69%
Tax equivalent effect			0.11%			0.10%
Net interest margin on a fully tax equivalent basis (5)			3.74%			3.79%

(1)	Non-accrual loans are included in average loans.
(2)	Interest income includes amortization of deferred loan origination fees of $7.4 million and $7.7 million for the year ended December 31, 2005 and 2004, respectively.
(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

Net interest income on a tax equivalent basis increased $22.0 million, or 13.3% to $186.9 million for the year ended December 31, 2005 from $164.9 million for the year ended December 31, 2004. Tax-equivalent interest income increased by $65.4 million due to a $646.9 million, or 14.9% increase in average interest earning assets. The yield on average interest earning assets increased 61 basis points to 5.99% due to the increase in market interest rates. Interest expense increased by $43.4 million as average interest bearing liabilities increased by $603.6 million, while their cost increased by 75 basis points to 2.62%, also due to the increase in market interest rates. Approximately $154 million of the increase in average interest earning assets and $167 million of the increase in average interest bearing liabilities was due to our acquisition of First SecurityFed in the second quarter of 2004, with the remainder resulting from organic growth. The net interest margin decreased due to competitive pricing on both loans and deposits, the flattening yield curve and a shift in the funding mix towards higher cost deposits and borrowings.

BALANCE SHEET

Total assets increased $460.2 million or 8.8% to $5.7 billion at December 31, 2005 from $5.3 billion at December 31, 2004. Net loans increased by $399.9 million, or 12.1% to $3.7 billion at December 31, 2005. In aggregate, commercial real estate, commercial, construction real estate, and commercial loans collateralized by assignment of lease payments grew by $466.6 million, or 17.7%, while residential real estate and consumer loans declined, in aggregate, by $66.0 million, or 9.4%. The increases were primarily due to growth in both existing customer and new customer loan demand resulting from the Company’s focus on marketing and new business development. The decreases were due to paydowns in residential real estate and consumer loans. See “Loan Portfolio” section below for further analysis. Investment securities available for sale increased by $14.4 million, or 1.0% to $1.4 billion at December 31, 2005. FHLB stock decreased $17.0 million during the period to $43.7 million as of December 31, 2005.

Net premises and equipment increased $34.1 million to $147.7 million at December 31, 2005 due to the purchase of the land at the Company’s operations center in Rosemont, IL, for $14.2 million in July 2005. The land had previously been leased in conjunction with the corresponding 2003 purchase of the Rosemont building. Additionally, the Company continued to invest in new branches and purchase technology related equipment.

Total liabilities increased by $438.4 million, or 9.2% to $5.2 billion at December 31, 2005 from $4.8 billion at December 31, 2004. Total deposits grew by $239.7 million or 6.0% to $4.2 billion during that same period. Short-term borrowings increased by $174.5 million, or 30.6%, primarily due to increases in securities sold under agreement to repurchase, Fed funds purchased and customer repurchase agreements of $108.9 million, $30.6 million and $34.5 million, respectively. Junior subordinated notes issued to capital trusts increased during the third quarter of 2005, as the Company issued an additional $35.0 million in Trust Preferred Securities on August 29th 2005.

Total stockholders’ equity increased $21.7 million to $503.4 million at December 31, 2005 compared to $481.7 million at December 31, 2004. Retained earnings increased by $50.4 million due to net income of $66.4 million, partially offset by $16.0 million or $0.56 per share, in cash dividends. Treasury stock increased $7.0 million as a result of the repurchase of 609,731 outstanding shares, offset by the issuance of treasury shares in connection with the exercise of stock options during 2005 for an ending total of 362,416 treasury shares held as of December 31, 2005. Accumulated other comprehensive income declined by $13.9 million due to gains and losses realized on security sales and an unrealized decrease in the market value on investment securities available for sale.

At December 31, 2005, the Company’s total risk-based capital ratio was 12.83%; Tier 1 capital to risk-weighted assets ratio was 11.62% and Tier 1 capital to average asset ratio was 9.02%. MB Financial Bank, N.A. and Union Bank, N.A. were each categorized as “Well-Capitalized” under Federal Deposit Insurance Corporation regulations at December 31, 2005.

LOAN PORTFOLIO

The following table sets forth the composition of the loan portfolio as of the dates indicated (dollars in thousands):

	December 31,		December 31,
	2005		2004
	Amount	% of Total	Amount	% of Total	Net Change	% Change
Commercial	$833,046	22%	$725,823	22%	$107,223	15%
Commercial loans collateralized by assignment of lease payments	299,053	8%	251,025	7%	48,028	19%
Commercial real estate	1,456,585	39%	1,263,910	38%	192,675	15%
Residential real estate	387,167	10%	436,122	13%	(48,995)	(11%)
Construction real estate	521,434	14%	402,765	12%	118,669	29%
Consumer loans	248,897	7%	265,912	8%	(17,015)	(6%)
Gross loans (1)	3,746,182	100%	3,345,557	100%	400,625	12%
Allowance for loan losses	(44,979)		(44,266)		(713)
Net loans	$3,701,203		$3,301,291		$399,912

(1)	Gross loan balances, net of unearned income, included net deferred loan fees of $3.6 million, $4.2 million at December 31, 2005 and December 31, 2004, respectively.

The above increases in commercial real estate, commercial, construction real estate, and commercial loans collateralized by assignment of lease payments were primarily due to growth in both existing customer and new customer loan demand resulting from the Company’s focus on marketing and new business development. These increases were partially offset by decreases in residential real estate and consumer loans. These decreases resulted from pay downs on the existing portfolio. Most residential real estate loans originated continue to be sold to third party investors. The Company will also securitize and transfer residential real estate loans to investment securities available for sale for additional flexibility and favorable capital treatment on the Company’s balance sheet.

ASSET QUALITY

The following table presents a summary of non-performing assets as of the dates indicated (dollar amounts in thousands):

	December 31, 2005	December 31, 2004
Non-performing loans:
Non-accrual loans (1)	$20,841	$23,495
Loans 90 days or more past due, still accruing interest	321	189
Total non-performing loans	21,162	23,684

Other real estate owned	354	384
Total non-performing assets	$21,516	$24,068
Total non-performing loans to total loans	0.56%	0.71%
Allowance for loan losses to non-performing loans	212.55%	186.90%
Total non-performing assets to total assets	0.38%	0.46%

(1)	Includes restructured loans totaling $568 thousand at December 31, 2004. There were no restructured loans at December 31, 2005.

Total non-performing assets decreased to $21.5 million at December 31, 2005 from $24.1 million at December 31, 2004. The decrease over the past 12 months has been primarily due to collections on several loans in the workout process and better credit quality in the loan portfolio. Of the $23.7 million of non-performing loans as of December 31, 2004, only $9.7 million still remain at December 31, 2005.

A reconciliation of the activity in the Company’s allowance for loan losses follows (dollar amounts in thousands):

	Three Months Ended		Year Ended

	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Balance at beginning of period	$44,779	$44,392	$44,266	$39,572
Additions from acquisition	-	-	-	4,052
Provision for loan losses	1,500	2,250	8,650	7,800
Charge-offs	(1,521)	(3,612)	(10,183)	(9,994)
Recoveries	221	1,236	2,246	2,836
Balance at December 31,	$44,979	$44,266	$44,979	$44,266
Total loans at December 31,	$3,746,182	$3,345,557	$3,746,182	$3,345,557
Ratio of allowance for loan losses to total loans	1.20%	1.32%	1.20%	1.32%

The provision for loan losses increased by $900 thousand to $8.7 million for the year ended December 31, 2005 from $7.8 million in the same period of 2004 based on the results of our quarterly analyses of the loan portfolio and as a result of organic growth in the portfolio. Charge-offs to average loans improved slightly from 2004, as the quality in the loan portfolio continues to improve.

Additions to the allowance for loan losses, which are charged to earnings through the provision for loan losses, are determined based on a variety of factors, including specific reserves, current loan risk ratings, delinquent loans, historical loss experience and economic conditions in our market area. In addition, federal regulatory authorities, as part of the examination process, periodically review our allowance for loan losses. The regulators may require us to record adjustments to the allowance level based upon their assessment of the information available to them at the time of examination. Although management believes the allowance for loan losses is sufficient to cover probable losses inherent in the loan portfolio, there can be no assurance that the allowance will prove sufficient to cover actual loan losses.

FORWARD-LOOKING STATEMENTS

When used in this press release and in filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will," "will likely result," "are expected to," "will continue," "should," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to our future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) expected cost savings and synergies from our merger and acquisition activities might not be realized within the expected time frames, and costs or difficulties related to integration matters might be greater than expected; (2) expenses associated with the expansion of our retail branch services and business hours as part of our new deposit strategy might be greater than expected, whether due to a possible need to hire more employees than anticipated or other costs incurred in excess of budgeted amounts; (3) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (4) competitive pressures among depository institutions; (5) interest rate movements and their impact on customer behavior and net interest margin; (6) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (7) the ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place; (8) our ability to realize the residual values of our direct finance, leveraged, and operating leases; (9) our ability to access cost-effective funding; (10) changes in financial markets; (11) changes in economic conditions in general and in the Chicago metropolitan area in particular; (12) the costs, effects and outcomes of litigation; (13) new legislation or regulatory changes, including but not limited to changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (14) changes in accounting principles, policies or guidelines; and (15) our future acquisitions of other depository institutions or lines of business.
We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

TABLES TO FOLLOW

    MB FINANCIAL, INC. & SUBSIDIARIES
    CONSOLIDATED BALANCE SHEETS
    December 31, 2005 and December 31, 2004
    (Amounts in thousands, except common share data)
    (Unaudited)

	December 31,	December 31,
	2005	2004

ASSETS
Cash and due from banks	$92,001	$88,231
Interest bearing deposits with banks	12,783	17,206
Investment securities available for sale	1,405,844	1,391,444
Loans held for sale	500	372
Loans (net of allowance for loan losses of $44,979 at December 31, 2005
and $44,266 at December 31, 2004)	3,701,203	3,301,291
Lease investments, net	65,696	69,351
Premises and equipment, net	147,701	113,590
Cash surrender value of life insurance	90,194	86,304
Goodwill, net	125,010	123,628
Other intangibles, net	12,594	13,587
Other assets	60,605	48,971

Total assets	$5,714,131	$5,253,975

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest bearing	$694,548	$673,752
Interest bearing	3,507,152	3,288,260
Total deposits	4,201,700	3,962,012
Short-term borrowings	745,647	571,155
Long-term borrowings	71,216	91,093
Junior subordinated notes issued to capital trusts	123,526	87,443
Accrued expenses and other liabilities	68,629	60,606
Total liabilities	5,210,718	4,772,309

Stockholders' Equity
Common stock, ($0.01 par value; authorized 40,000,000 shares; issued
28,912,803 shares at December 31, 2005 and 28,867,963 at December 31, 2004)	289	289
Additional paid-in capital	131,054	137,879
Retained earnings	397,814	347,450
Unearned compensation	(2,029)	(1,068)
Accumulated other comprehensive income	(9,453)	4,421
Less: 362,416 and 201,429 shares of treasury stock, at cost, at December 31,
2005 and December 31, 2004, respectively	(14,262)	(7,305)
Total stockholders' equity	503,413	481,666

Total liabilities and stockholders' equity	$5,714,131	$5,253,975

    MB FINANCIAL, INC. & SUBSIDIARIES
    CONSOLIDATED STATEMENTS OF INCOME
    (Amounts in thousands, except common share data)
    (Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Interest income:
Loans	$ 65,324	$49,687	$236,088	$178,139
Investment securities:
Taxable	11,402	12,016	47,305	43,061
Nontaxable	2,605	2,293	10,062	8,166
Federal funds sold	59	-	84	48
Other interest bearing accounts	110	39	365	100
Total interest income	79,500	64,035	293,904	229,514

Interest expense:
Deposits	24,672	15,076	82,256	53,374
Short-term borrowings	6,081	2,395	19,982	6,754
Long-term borrowings and junior subordinated notes	2,920	2,422	10,280	8,986
Total interest expense	33,673	19,893	112,518	69,114
Net interest income	45,827	44,142	181,386	160,400

Provision for loan losses	1,500	2,250	8,650	7,800

Net interest income after provision for loan losses	44,327	41,892	172,736	152,600

Other income:
Loan service fees	1,229	1,400	5,194	4,648
Deposit service fees	4,866	4,926	19,469	18,727
Lease financing, net	3,845	3,209	14,232	15,111
Trust, asset management and brokerage fees	3,281	3,393	13,764	15,223
Net loss on sale of securities available for sale	(3,744)	(1,390)	(1,531)	(308)
Increase in cash surrender value of life insurance	941	1,006	3,890	3,757
Net gain on sale of other assets	20	2,774	20	3,060
Other operating income	1,168	1,065	5,186	5,096
	11,606	16,383	60,224	65,314

Other expense:
Salaries and employee benefits	18,622	17,299	74,173	68,310
Occupancy and equipment expense	6,323	6,338	23,400	21,177
Computer services expense	1,721	1,323	5,785	4,913
Advertising and marketing expense	1,610	1,412	5,786	5,045
Professional and legal expense	959	451	3,133	2,356
Brokerage fee expense	887	1,073	3,857	4,651
Telecommunication expense	755	880	3,395	2,888
Other intangibles amortization expense	236	228	993	1,015
Other operating expenses	4,567	3,628	16,422	14,792
	35,680	32,632	136,944	125,147

Income before income taxes	20,253	25,643	96,016	92,767

Income taxes	6,088	7,997	29,648	28,338

Net Income	$14,165	$17,646	$66,368	$64,429

Common share data (1):
Basic earnings per common share	$0.50	$0.62	$2.33	$2.31
Diluted earnings per common share	$0.49	$0.60	$2.29	$2.25
Weighted average common shares outstanding	28,521,318	28,629,689	28,480,909	27,886,191
Diluted weighted average common shares outstanding	28,967,551	29,433,018	28,943,176	28,625,171

MB FINANCIAL, INC. & SUBSIDIARIES
SELECTED FINANCIAL RATIOS
(Unaudited)
	At or For the Three Months Ended		At or For the Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Performance Ratios:

Annualized return on average assets	0.99%	1.36%	1.2%	1.34%

Annualized return on average equity	11.24	14.69	13.56	14.88

Annualized cash return on average tangible equity (1)	15.46	20.51	18.77	20.08

Net interest rate spread	3.25	3.57	3.37	3.51

Efficiency ratio (2)	57	49.44	55.08	53.68

Net interest margin - fully tax equivalent basis (3)	3.67	3.87	3.74	3.79

Net interest margin	3.56	3.76	3.63	3.69

Asset Quality Ratios:

Non-performing loans to total loans	0.56%	0.71%	0.56%	0.71%

Non-performing assets to total assets	0.38	0.46	0.38	0.46

Allowance for loan losses to total loans	1.20	1.32	1.20	1.32

Allowance for loan losses to
non-performing loans	212.55	186.90	212.55	186.90

Net loan charge-offs to average loans (annualized)	0.14	0.29	0.22	0.23

Capital Ratios:

Tangible equity to assets (4)	6.63%	6.82%	6.63%	6.82%
Equity to total assets	8.81	9.17	8.81	9.17
Book value per share (5)	$17.63	$16.83	$17.63	$16.83
Less: goodwill and other intangible assets, net	4.66	4.65	4.66	4.65
of tax benefit, per common share
common share
Tangible book value per share (6)	$12.97	$12.18	$12.97	$12.18

Total capital (to risk-weighted assets)	12.83%	12.45%	12.83%	12.45%
Tier 1 capital (to risk-weighted assets)	11.62	11.28	11.62	11.28
Tier 1 capital (to average assets)	9.02	8.55	9.02	8.55

(1)
Net cash flow available to stockholders (net income plus other intangibles amortization expense, net of tax benefit) / Average tangible equity (average equity less average goodwill and average other intangibles, net of tax benefit)

(2)	Equals total other expense divided by the sum of net interest income on a fully tax equivalent basis and total other income less net gains (losses) on securities available for sale.
(3)	Represents net interest income, on a fully tax equivalent basis assuming a 35% tax rate, as a percentage of average interest earning assets.
(4)	Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by total assets less goodwill and other intangibles, net of tax benefit.
(5)	Equals total ending stockholders’ equity divided by common shares outstanding.
(6)	Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by common shares outstanding.

NON-GAAP FINANCIAL INFORMATION

This press release contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). These measures include net income and fully diluted earnings per share excluding certain items, net interest income on a fully tax equivalent basis, net interest margin on a fully tax equivalent basis, tangible equity to assets ratio, tangible book value per share and annualized cash return on average tangible equity. Our management uses these non-GAAP measures in its analysis of our performance. The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income and net interest margin on a fully tax equivalent basis, and accordingly believes that providing these measures may be useful for peer comparison purposes. The other measures exclude the ending balances of acquisition-related goodwill and other intangible assets, net of tax benefit, in determining tangible stockholders’ equity. Management believes the presentation of these other financial measures excluding the impact of such items provides useful supplemental information that is helpful in understanding our financial results, as they provide a method to assess management’s success in utilizing our tangible capital. These disclosures should not be viewed as substitutes for the results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table presents a reconciliation of fully diluted earnings per share for the quarters ended December 31, 2005 and 2004, excluding the loss on sale of securities and the gain on sale of assets (in thousands, except share and per share data):

	Three Months Ended December 31, 2005	Three Months Ended December 31, 2004

Net Income, as reported	$14,165	$17,646
Plus: Loss on sale of investment securities (adjusted for taxes at an incremental tax rate of 35%)	2,434	903
Less: Gain on sale of assets (adjusted for taxes at an incremental tax rate of 35%)	13	1,803
Net Income, as adjusted	16,586	16,746
Total dilutive shares outstanding	28,967,551	29,443,018
Adjusted fully dilutive earnings per share	$0.57	$0.57

The following table presents a reconciliation of fully diluted earnings per share for 2005 and 2004, excluding the losses on sales of securities and the gains on sales of assets (in thousands, except share and per share data):

	Year Ended December 31, 2005	Year Ended December 31, 2004

Net Income, as reported	$66,368	$64,429
Plus: Loss on sale of investment securities (adjusted for taxes at an incremental rate of 35%)	995	200
Less: Gain on sale of assets (adjusted for taxes at an incremental rate of 35%)	13	1,989
Net Income, as adjusted	67,350	62,640
Total dilutive shares outstanding	28,943,176	28,625,171
Adjusted fully dilutive earnings per share	$2.33	$2.19

The following table presents a reconciliation of tangible equity to stockholders’ equity (in thousands):

	December 31, 2005	December 31, 2004

Stockholders’ equity - as reported	$503,413	$481,666
Less: goodwill	125,010	123,628
Less: other intangible assets, net of tax benefit	8,186	8,832
Tangible equity	$370,217	$349,206

The following table presents a reconciliation of average tangible equity to average stockholders’ equity (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Average stockholders’ equity - as reported	$500,058	$477,742	$489,395	$432,992
Less: average goodwill	124,347	123,639	123,879	101,314
Less: average other intangible assets, net of tax benefit	8,237	8,881	8,496	7,453
Average tangible equity	$367,474	$345,222	$357,020	$324,225

The following table presents a reconciliation of net cash flow available to stockholders to net income (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Net income - as reported	$14,165	$17,646	$66,368	$64,429
Add: other intangible amortization expense, net of tax benefit	153	148	645	660
Net cash flow available to stockholders	$14,318	$17,794	$67,013	$65,089

Reconciliations of net interest income on a fully tax equivalent basis to net interest income and net interest margin on a fully tax equivalent basis to net interest margin are contained in the tables under “Net Interest Margin.” A reconciliation of tangible book value per share to book value per share is contained in the “Selected Financial Ratios” table.